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                                                                    Exhibit 99.1


News Release
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Media Contact:               Clarence Ehlers
                             (219) 273-7327

Analyst/Investor Contact:    Joseph A. Rainis
                             (219) 273-7158


            NATIONAL STEEL PURCHASES REMAINING INTEREST IN PROCOIL


Mishawaka, IN, April 13, 1999 - National Steel Corporation (NYSE: NS) today announced that it has purchased the remaining interest in ProCoil Corporation from Marubeni Corporation. Prior to this transaction, ProCoil had been a joint venture with National Steel owning a 56% equity interest and Marubeni the remaining 44% equity interest.

ProCoil operates a steel processing facility which began operations in 1988. National Steel ships approximately 250,000 tons per year to this facility. ProCoil blanks, slits, and cuts steel coils to desired lengths to service automotive market customers and, beginning this year, will also provide laser welding services. In addition, ProCoil warehouses material to assist National Steel in providing just-in-time delivery to customers.

The purchase of the remaining shares of ProCoil is intended to be another step in National Steel's strategy to get closer to its end user customers and is expected to increase customer focus and expedite decision making.

"This change in ownership will further enhance our automotive advantage," said Thomas A. Baird, Vice President Automotive and Container Sales. "It will increase our ability to control costs, improve our product quality and make very good use of a climate controlled warehouse facility to improve delivery and service to our automotive customers," concluded Baird.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 1998.

Headquartered in Mishawaka, Indiana, National Steel Corporation is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat-rolled products. National Steel employs approximately 9,200 employees. Visit National Steel's website at: www.nationalsteel.com.